Exhibit 99.1

July 14, 2025

Dear Partner:

Energy Resources 12, L.P. (the “Partnership”, “ER12”, “we”, “our” or “us”) continues to navigate volatile oil markets. We wanted to provide an update on our 2024 performance, give you some insight into what we see for the remainder of 2025, and reflect on the current state of the oil and gas industry and the impact on the Partnership.

I	As a limited partner, “What do you own?”

The Partnership’s wells are located in North Dakota’s Bakken Shale, one of the top oil fields in the United States, known for its high-quality crude oil and significant production. As of March 31, 2025, the Partnership owns approximately a 5% non-operated working interest in 450 producing wells, an estimated 5% non-operated working interest in two wells in various stages of the drilling and completion process and over 500 future drilling locations. Our operators on these wells are major companies such as ConocoPhillips, Continental, Devon Energy, EOG, Hess and Chord as well as others.

II	History of investor payments since inception:

The Partnership initiated its initial public offering in 2017, with most units sold at $20.00 per unit. Since inception and through multiple turbulent periods in the oil market, we have paid all monthly distributions, including a one-time $1.60 per common unit return of limited partner capital. Total distributions paid since inception are approximately $12.47 per unit (or $7.53 per unit less than the $20 per unit). In spite of the volatility of the energy market, further complicated by COVID, the program has not missed a payment, and we are pleased with this past performance.

III	Currently outstanding indebtedness:

Anticipating that our operators would drill more wells, during May 2024, the Partnership secured a $10 million revolving credit facility to use for the future development of wells on our undrilled acreage in North Dakota. Our operators drilled and completed 26 new wells in 2024, and we paid our share of the related capital expenditures using proceeds from this credit facility. The credit facility, which has an outstanding balance of approximately $6.4 million, is collateralized by the Partnership’s assets that had a net book value of approximately $156 million as of December 31, 2024.

IV	Hopefully, a temporary suspension of monthly distributions:

Although these new wells were drilled, the pace of drilling has not been sufficient to keep production from declining. Therefore, as a result of lower oil and gas prices and what we believe to be is a temporary reduction in oil and gas production, the Board of Directors has decided to pause monthly distributions. We are committed to resume the limited partner distributions as soon as possible. The Partnership will accumulate unpaid distributions at an annualized return of seven percent, and all accumulated distributions are required to be paid before final Payout occurs, as defined in the Partnership’s limited partnership agreement.

V	The future outlook:

Operations continue to be cash flow positive. We anticipate using this cash flow in the near term to repay debt and to fund the drilling of new wells. We remain optimistic about the future of the Partnership’s assets and expect to continue to prioritize recommencing the payment of regular distributions.

If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the SEC, which are available online at www.energyresources12.com or www.sec.gov.

Thank you for your continued support of this investment.

Sincerely

Glade M. Knight
Chairman and Chief Executive Officer
Energy Resources 12 GP, LLC

Forward-Looking Statements

Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, that the Partnership’s development of its oil and natural gas properties may not be successful or that its operations on such properties may not be successful; general economic, market, or business conditions; changes in laws or regulations; the risk that the wells in which the Partnership acquired an interest are productive, but do not produce enough revenue to return the investment made; the risk that the wells the Partnership drills do not find hydrocarbons in commercial quantities or, even if commercial quantities are encountered, that actual production is lower than expected on the productive life of wells is shorter than expected; current credit market conditions and the Partnership’s ability to obtain long-term financing for its property acquisitions and drilling activities in a timely manner and on terms that are consistent with what the Partnership projects when it invests in a property; uncertainties concerning the price of oil and natural gas, which may decrease and remain low for prolonged periods; and the risk that any hedging policy the Partnership employs to reduce the effects of changes in the prices of its production will not be effective.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 26, 2025. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.